Exhibit 8.1

Subsidiaries:

		Voting rights owned
	Country of	by us, directly or
Name	Incorporation	indirectly

Nissin Servicer Co., Ltd.	Japan	100.0%
Big Apple Co., Ltd.	Japan	100.0
Nissin Credit Guarantee Co., Ltd.	Japan	100.0
Nissin Insurance Co., Ltd.	Japan	100.0